EXHIBIT 8.1

[Letterhead of Pillsbury Winthrop LLP]

June 14, 2002

Fair, Isaac and Company, Incorporated
200 Smith Ranch Road
San Rafael, California 94903

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4, registration number 333-89268, as amended (the "Registration Statement"), which includes the Joint Proxy Statement/Prospectus of Fair, Isaac and Company, Incorporated, a Delaware corporation ("Fair, Isaac"), and HNC Software Inc., a Delaware corporation ("HNC"), relating to the proposed Merger, as defined and described in the Agreement and Plan of Merger, dated as of April 28, 2002, by and among HNC, Fair, Isaac and Northstar Acquisition Inc., a Delaware corporation and a wholly-owned subsidiary of Fair, Isaac.

We hereby confirm that, subject to the qualifications set forth therein, the Registration Statement sets forth our opinion in the section entitled "Material Federal Income Tax Consequences of the Merger" as to those matters set forth therein as to which we are described as rendering an opinion.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

This opinion is being provided to you solely in connection with the Registration Statement and may not be relied upon, circulated, quoted or otherwise referred to for any other purpose.

Very truly yours,
/s/ Pillsbury Winthrop LLP